UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2014

INTERSECTIONS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50580 (Commission File Number)	54-1956515 (IRS Employer Identification No.)

3901 Stonecroft Boulevard
Chantilly, Virginia 20151
(Address of Principal Executive Offices) (Zip Code)

(703) 488-6100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Steve Bartlett and Bruce L. Lev have been appointed to the Company’s Board of Directors, effective November 1, 2014, filling two newly created directorships.  As a result, the size of the Board of Directors was increased to nine members, including seven independent directors.  Mr. Bartlett will serve on the Audit Committee and Mr. Lev will serve on the Compensation Committee.

Prior to his appointment, Mr. Bartlett had been providing consulting services to the Company.  Mr. Lev is a Managing Director of Loeb Holding Corp., the Company’s largest stockholder.  There are no arrangements or understandings between Mr. Bartlett or Mr. Lev and any other person pursuant to which he was selected as a director, nor are there any relationships or transactions for Mr. Bartlett or Mr. Lev which are reportable pursuant to Item 404(a) of Regulation S-K.

Mr. Bartlett and Mr. Lev will participate in the Company’s compensation program for its non-employee directors, as described in its Definitive Proxy Statement on Schedule 14A for the 2014 annual meeting of stockholders, filed April 16, 2014.  Under the plan, Mr. Bartlett and Mr. Lev will receive an annual cash retainer of $40,000, payable in quarterly installments, and be eligible for grants of RSUs.  In addition, the Company will enter into its standard form of indemnification agreement with Mr. Bartlett and Mr. Lev.

A press release announcing the election of Mr. Bartlett and Mr. Lev as directors, as described above, is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(c)           Exhibits

Exhibit No.	Description

99.1	Press release dated November 3, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 3, 2014

INTERSECTIONS INC.

By:	/s/ Ronald L. Barden
Name:	Ronald L. Barden
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated November 3, 2014